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                                                                  CONFORMED COPY

                      AGREEMENT AND PLAN OF MERGER

           AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of
March 27, 1996, by and among Eaton Corporation, an Ohio corporation ("Parent"), Eaton Acquisition Corporation, a Delaware corporation and a subsidiary of Parent (the "Purchaser"), and CAPCO Automotive Products Corporation, a Michigan corporation (the "Company").

           WHEREAS, the respective Boards of Directors of Parent, the Purchaser and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

           WHEREAS, on March 19, 1996, the Purchaser commenced a tender offer (the "Initial Offer") to purchase all of the shares of the Company's common stock, par value $.01 per share (the "Common Shares") (including the associated preferred share purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated as of April 30, 1994, between the Company and Harris Trust and Savings Bank, as Rights Agent (the "Rights Agreement"), which Rights together with the Common Shares are hereinafter referred to as the "Shares"), at a price per Common Share of $11.00 net to the seller in cash subject to the conditions set forth in the Offer to Purchase, dated March 19, 1996 and in the related letter of transmittal;

           WHEREAS, the Board of Directors of the Company (the "Company Board") has (i) approved the Initial Offer as amended pursuant to this Agreement (the "Amended Offer") in order to, among other things, increase to $12.50 net to the seller in cash, the price to be paid thereunder for each outstanding Common Share (the "Offer Price"), and (ii) adopted this Agreement and is recommending that the Company's shareholders accept the Amended Offer, tender their Shares to the Purchaser and approve this Agreement;

           WHEREAS, the respective Boards of Directors of the Purchaser and the Company have approved the merger of the Purchaser with and into the Company, as set forth below (the "Merger"), in accordance with the Michigan Business Corporation Act (the "MBCA") and the General Corporation Law of Delaware (the "GCL") and upon the terms and subject to the conditions set forth in this Agreement, whereby each of the issued and outstanding Common Shares not owned directly or indirectly by Parent, the Purchaser or the Company will be converted into the right to receive the Offer Price in cash;



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        WHEREAS, Parent, the Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Amended Offer and the Merger and also to prescribe various conditions to the Amended Offer and the Merger.

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, Parent, the Purchaser and the Company agree as follows:

                                    ARTICLE I

                                THE AMENDED OFFER

        SECTION 1.01 The Amended Offer.

                 (a) As promptly as practicable following the execution hereof, Parent and the Purchaser shall issue a press release announcing that the Purchaser is increasing the price to be paid for each outstanding Common Share to $12.50 net to the seller in cash. Provided that this Agreement shall not have been terminated in accordance with Article VIII hereof and so long as none of the events set forth in Annex I hereto (the "Tender Offer Conditions") shall have occurred and no circumstance shall exist which would result in a failure to satisfy any of the Tender Offer Conditions, as promptly as practicable but in no event later than the fifth business day after the date of this Agreement, the Purchaser shall file with the Securities and Exchange Commission (the "SEC") an amendment to the Purchaser's Tender Offer Statement on Schedule 14D-1 (together with any supplements or amendments thereto, the "Offer Documents"), which shall contain (as an exhibit) a supplement to the Purchaser's Offer to Purchase dated March 19, 1996 (the "Offer to Purchase") which shall be mailed to the holders of Shares with respect to the Amended Offer, which shall amend the Initial Offer as described in the preceding sentence and shall amend Section 14 of the Offer to Purchase to modify the conditions of the Amended Offer to conform to the Tender Offer Conditions; it being understood that, except for the foregoing amendments or as otherwise provided herein, the Amended Offer shall be on the same terms and subject to the same conditions as the Initial Offer. The obligation of the Purchaser to accept for payment or pay for any Common Shares tendered pursuant to the Amended Offer will be subject only to the satisfaction of the conditions set forth in Annex I hereto. Without the prior



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written consent of the Company, the Purchaser shall not decrease the price per
Common Share or change the form of consideration payable in the Amended Offer, decrease the number of Shares sought to be purchased in the Amended Offer, change the conditions set forth in Annex I, waive the Minimum Condition (as defined in Annex I), impose additional conditions to the Amended Offer or amend any other term of the Amended Offer in any manner adverse to the holders of Common Shares. Subject to the terms of the Amended Offer and this Agreement and the satisfaction of all the conditions of the Amended Offer set forth in Annex I hereto as of any expiration date, the Purchaser will accept for payment and pay for all Common Shares validly tendered and not withdrawn pursuant to the Amended Offer as soon as practicable after such expiration date of the Amended Offer; provided that the Purchaser shall have the right, in its sole discretion, to extend the Amended Offer from time to time for up to a maximum of 10 additional business days, notwithstanding the prior satisfaction of the Tender Offer Conditions. Each of Parent and the Purchaser shall use its reasonable best efforts to avoid the occurrence of any event specified in Annex I or to cure any such event that shall have occurred.

                 (b) The Offer Documents will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or the Purchaser with respect to information supplied by the Company in writing for inclusion in the Offer Documents. Each of Parent and the Purchaser, on the one hand, and the Company, on the other hand, agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect and the Purchaser further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to shareholders of the Company, in each case, as and to the extent required by applicable federal securities laws.

           SECTION 1.02 Company Actions.

                 (a) The Company shall file with the SEC and mail to the holders of Shares, as promptly as practicable on

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the date of the filing by Parent and the Purchaser of the Offer Documents, a
Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the "Schedule 14D-9") reflecting the recommendation of the Company Board that holders of Shares tender their Shares pursuant to the Amended Offer and shall disseminate the Schedule 14D-9 as required by Rule 14d-9 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Schedule 14D-9 will set forth, and the Company hereby represents, that the Company Board, at a meeting duly called and held, has (i) determined by unanimous vote of its directors that each of the transactions contemplated hereby, including each of the Amended Offer and the Merger, is fair to and in the best interests of the Company and its shareholders, (ii) approved the Amended Offer and adopted this Agreement in accordance with the MBCA, (iii) recommended acceptance of the Amended Offer and approval of this Agreement by the Company's shareholders (if such approval is required by applicable law), and (iv) taken all other action necessary to render the Rights inapplicable to the Amended Offer and the Merger; provided, however, that such recommendation and approval may be withdrawn, modified or amended to the extent that the Company Board determines in good faith, upon advice from its outside counsel, that failure to take such action would be a breach of the Company Board's fiduciary obligations under applicable law. The Company further represents that, prior to the execution hereof, CS First Boston Corporation ("First Boston") has delivered to the Company Board its written opinion that the consideration to be received for the Common Shares (other than Common Shares held by Parent or the Purchaser, any wholly-owned subsidiary of Parent or the Purchaser, in the treasury of the Company or by any wholly-owned subsidiary of the Company) pursuant to the Amended Offer and the Merger is fair to the Company's shareholders from a financial point of view. The Company hereby consents to the inclusion in the Offer Documents of the recommendations of the Company Board described in this Section 1.02(a).

                 (b) The Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or the Purchaser in writing for inclusion in the Schedule


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14D-9. Each of the Company, on the one hand, and Parent and the Purchaser, on the other hand, agree promptly to correct any information provided by either of them for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to the holders of Shares, in each case, as and to the extent required by applicable federal securities law.

                 (c) In connection with the Amended Offer, the Company will promptly furnish the Purchaser with mailing labels, security position listings, any non-objecting beneficial owner lists and any available listing or computer list containing the names and addresses of the record holders of the Common Shares as of the most recent practicable date and shall furnish the Purchaser with such additional information (including, but not limited to, updated lists of holders of Common Shares and their addresses, mailing labels and lists of security positions and non-objecting beneficial owner lists) and such other assistance as the Purchaser or its agents may reasonably request in communicating the Amended Offer to the Company's record and beneficial shareholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent, the Purchaser and their affiliates, associates, agents and advisors, shall keep such information confidential and use the information contained in any such labels, listings and files only in connection with the Amended Offer and the Merger and, if this Agreement shall be terminated, will deliver to the Company all copies of such information then in their possession.

          SECTION 1.03  Directors.

                 (a) Subject to compliance with applicable law, promptly upon the payment by the Purchaser for the Common Shares pursuant to the Amended Offer, and from time to time thereafter, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as is equal to the product of the total number of directors on the Company Board (determined after giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Common Shares beneficially owned by Parent or its affiliates bears to the total number of fully diluted Common Shares then outstanding, and the Company shall, upon request of Parent, promptly take all actions necessary to cause Parent's


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designees to be so elected, including, if necessary, seeking the resignations of one or more existing directors; provided, however, that prior to the Effective Time (as defined in Section 2.02), the Company Board shall always have at least two members who are neither officers, directors, shareholders or designees of the Purchaser or any of its affiliates ("Purchaser Insiders"). If the number of directors who are not Purchaser Insiders is reduced below two prior to the Effective Time, the remaining director who is not a Purchaser Insider shall be entitled to designate a person to fill such vacancy who is not an officer, director, shareholder or designee of the Purchaser or any of its affiliates and who shall be a director not deemed to be a Purchaser Insider for all purposes of this Agreement.

                 (b) The Company's obligations to appoint Parent's designees to the Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. The Company shall promptly take all actions required pursuant to such Section and Rule in order to fulfill its obligations under this Section
1.03 and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under such Section and Rule in order to fulfill its obligations under this Section 1.03. Parent will supply and be solely responsible for any information with respect to itself and its officers, directors and affiliates required by such Section and Rule to the Company.

                 (c) Following the election or appointment of Parent's designees pursuant to this Section 1.03 and prior to the Effective Time, any amendment of the Articles of Incorporation or By-laws of the Company or amendment or termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or the Purchaser or waiver of any of the Company's rights hereunder or any other consent or action of the Company Board relating to the transactions contemplated by this Agreement which would reasonably be expected to have a material adverse effect on the shareholders of the Company (other than Parent or the Purchaser), will require the concurrence of a majority of the directors of the Company then in office who are not Purchaser Insiders (or in the case where there are two or fewer directors who are not Purchaser Insiders, the concurrence of one director who is not a Purchaser Insider).





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                                   ARTICLE II

                                   THE MERGER

          SECTION 2.01 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions hereof, and in accordance with the applicable provisions of this Agreement and the MBCA, at the Effective Time the Purchaser shall be merged with and into the Company. Following the Merger, the separate corporate existence of the Purchaser shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation"). At the option of Parent, and provided that such amendment does not delay the Effective Time, the Merger may be structured so that, and this Agreement shall thereupon be amended to provide that, the Company shall be merged with and into the Purchaser or another direct or indirect wholly owned subsidiary of Parent, with the Purchaser or such other subsidiary of Parent continuing as the Surviving Corporation; provided, however, that the Company shall be deemed not to have breached any of its representations and warranties herein if and to the extent such breach would have been attributable to such election. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing and, where appropriate, to provide that the Purchaser shall be the Surviving Corporation.

          SECTION 2.02 Effective Time. As soon as practicable after the satisfaction or waiver of the conditions set forth in Sections 7.01(a) and 7.01(b), but subject to Section 7.01(c) and 7.01(d), the Company shall execute, in the manner required by the MBCA and the GCL, as the case may be, and deliver to the Department of Commerce of the State of Michigan and the Secretary of State of the State of Delaware a duly executed and verified certificate of merger, and the parties shall take such other and further actions as may be required by law to make the Merger effective. The time the Merger becomes effective in accordance with applicable law is referred to as the "Effective Time."

         SECTION 2.03 Effects of the Merger. The Merger shall have the effects set forth in the MBCA and the GCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and the Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.







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         SECTION 2.04 Articles of Incorporation and By-Laws of the Surviving
Corporation.

                  (a) The Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and hereof and applicable law.

                  (b) Subject to the provisions of Section 6.06 of this Agreement, the By-Laws of the Purchaser in effect at the Effective Time shall be the By-Laws of the Surviving Corporation until amended in accordance with the provisions thereof and applicable law.

         SECTION 2.05 Directors. Subject to applicable law, the directors of the Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

         SECTION 2.06 Officers. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

         SECTION 2.07 Conversion of Common Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Common Share issued and outstanding immediately prior to the Effective Time (other than any Common Shares held by Parent, the Purchaser, any wholly owned subsidiary of Parent or the Purchaser, in the treasury of the Company or by any wholly owned subsidiary of the Company, which Common Shares, by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and retired and shall cease to exist with no payment being made with respect thereto), shall be cancelled and retired and shall be converted into the right to receive in cash the Offer Price (the "Merger Price"), payable to the holder thereof, without interest thereon, upon surrender of the certificate formerly representing such Common Share.

         SECTION 2.08 Conversion of Purchaser Common Stock. The Purchaser has 100 shares of common shares, par value $.01 per share, outstanding all of which are entitled to vote with respect to approval of this Agreement. At the Effective Time, each share of common stock of the Purchaser issued and

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outstanding immediately prior to the Effective Time shall, by virtue of the
Merger and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation.

         SECTION 2.09. Options. Prior to the Effective Time, the Company Board (or, if appropriate, any Committee thereof) shall adopt appropriate resolutions and take all other actions necessary to provide for the cancellation, effective at the Effective Time, of all the outstanding stock options, stock appreciation rights, limited stock appreciation rights and performance units (the "Options") heretofore granted under any stock option, performance unit or similar plan of the Company (the "Stock Plans"). Immediately prior to the Effective Time, (i) each Option, whether or not then vested or exercisable, shall no longer be exercisable but shall entitle each holder thereof, in cancellation and settlement therefor, to payments in cash (subject to any applicable withholding taxes, the "Cash Payment"), at the Effective Time, equal to the product of (x) the total number of Common Shares subject or related to such Option, whether or not then vested or exercisable, and (y) the excess of the Merger Price over the exercise price per Common Share subject or related to such Option, each such Cash Payment to be paid to each holder of an outstanding Option at the Effective Time; provided, however, that any Person subject to Section 16 of the Exchange Act shall be provided with a cash compensation arrangement providing such individual with the opportunity to receive a cash payment equal to the benefits of which he or she would be deprived by reason of Section 16(b) of the Exchange Act, and (ii) each Common Share previously issued in the form of grants of restricted stock or grants of contingent shares shall fully vest. As provided herein, the Stock Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary shall terminate as of the Effective Time. The Company will take all reasonable steps to ensure that none of the Parent, the Company or any of their respective subsidiaries is or will be bound by any Options, other options, warrants, rights or agreements which would entitle any Person, other than Parent or its affiliates, to own any capital stock of the Surviving Corporation or any of its subsidiaries or to receive any payment in respect thereof. The Company will use its reasonable best efforts to obtain all necessary consents to ensure that after the Effective Time, the only rights of the holders of Options to purchase Common Shares in respect of such Options will be to receive the Cash Payment in cancellation and settlement thereof.





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                  (b) All Stock Plans shall terminate as of the Effective Time and the Company shall ensure that following the Effective Time no holder of an Option or any participant in any Stock Plans shall have any right thereunder to acquire any capital stock of the Company, Parent or the Surviving Corporation.

         SECTION 2.10 Shareholders' Meeting.

                  (a) If required by applicable law in order to consummate the Merger, the Company, acting through the Company Board, shall, in accordance with applicable law and the Company's Articles of Incorporation and By-laws:

                       (i) duly call, give notice of, convene and hold a special meeting of its shareholders (the "Special Meeting") as soon as practicable following the acceptance for payment of and payment for Common Shares by the Purchaser pursuant to the Amended Offer for the purpose of considering and taking action upon this Agreement;

                       (ii) prepare and file with the SEC a preliminary proxy statement relating to this Agreement, and use its reasonable best efforts (x) to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and cause a definitive proxy statement (the "Proxy Statement") to be mailed to its shareholders and (y) subject to the fiduciary duties of the Company Board under applicable law, to obtain the necessary approvals of the Merger and this Agreement by its shareholders; and

                       (iii) subject to the fiduciary obligations of the Company Board under applicable law as provided in Section 1.02(a), include in the Proxy Statement the recommendation of the Company Board that shareholders of the Company vote in favor of the approval of this Agreement.

                  (b) Parent agrees that it will vote, or cause to be voted, all of the Common Shares then owned by it, the Purchaser or any of its other subsidiaries in favor of the approval of this Agreement.


         SECTION 2.11 Merger Without Meeting of Shareholders. Notwithstanding
Section 2.10, in the event that Parent,


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the Purchaser or any other subsidiary of Parent shall acquire at least 90% of the outstanding shares of each outstandingclass of capital stock of the Company pursuant to the Amended Offer, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the acceptance for payment of and payment for Common Shares by the Purchaser pursuant to the Amended Offer without a meeting of shareholders of the Company, in accordance with Section 735 of the MBCA and Section 253 of the GCL.

                                   ARTICLE III

                               PAYMENT FOR SHARES

         SECTION 3.01 Payment for Common Shares.

                  (a) From and after the Effective Time, Chemical Mellon Shareholder Services, L.L.C. or such other bank or trust company as shall be mutually acceptable to Parent and the Company shall act as paying agent (the "Paying Agent") in effecting the payment of the Merger Price in respect of certificates (the "Certificates") that, prior to the Effective Time, represented Common Shares entitled to payment of the Merger Price pursuant to Section 2.07. At the Effective Time, Parent or the Purchaser shall deposit, or cause to be deposited, in trust with the Paying Agent the aggregate Merger Price to which holders of Common Shares shall be entitled at the Effective Time pursuant to
Section 2.07.

                  (b) Promptly after the Effective Time, the Paying Agent shall mail to each record holder of Certificates that immediately prior to the Effective Time represented Common Shares (other than Certificates representing Common Shares held by Parent or the Purchaser, any wholly owned subsidiary of Parent or the Purchaser, in the treasury of the Company or by any wholly owned subsidiary of the Company) a form of letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and instructions for use in surrendering such Certificates and receiving the Merger Price in respect thereof. Upon the surrender of each such Certificate, the Paying Agent shall pay the holder of such Certificate the Merger Price multiplied by the number of Common Shares formerly represented by such Certificate, in consideration therefor, and such Certificate shall forthwith be cancelled. Until so surrendered, each such Certificate (other than Certificates representing Common Shares held by Parent



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or the Purchaser, any wholly owned subsidiary of Parent or the Purchaser, in the treasury of the Company or by any wholly owned subsidiary of the Company) shall represent solely the right to receive the aggregate Merger Price relating thereto. No interest or dividends shall be paid or accrued on the Merger Price. If the Merger Price (or any portion thereof) is to be delivered to any person other than the person in whose name the Certificate formerly representing Common Shares surrendered therefor is registered, it shall be a condition to such right to receive such Merger Price that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person surrendering such Common Shares shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of the Merger Price to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable.

                  (c) Promptly following the date which is 120 days after the Effective Time, the Paying Agent shall deliver to the Surviving Corporation all cash, Certificates and other documents in its possession relating to the transactions described in this Agreement, and the Paying Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing a Common Share may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in consideration therefor the aggregate Merger Price relating thereto, without any interest or dividends thereon.

                  (d) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Common Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates formerly representing Common Shares are presented to the Surviving Corporation or the Paying Agent, they shall be surrendered and cancelled in return for the payment of the aggregate Merger Price relating thereto, as provided in this Article III.


                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY


            The Company represents and warrants to Parent and the Purchaser that except as set forth in the Company Disclosure Schedule (as hereinafter defined):



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            SECTION 4.01 Organization and Qualification; Subsidiaries. The
Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan. Each of the Company's subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Company and each of its subsidiaries has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing necessary, except where the failure to have such power or authority, or the failure to be so qualified, licensed or in good standing, would not have a Material Adverse Effect on the Company. The term "Material Adverse Effect on the Company", as used in this Agreement, means any change in or effect on the business, assets, financial condition or results of operation of the Company or any of its subsidiaries that is materially adverse to the Company and its subsidiaries taken as a whole.

            SECTION 4.02 Charter; By-Laws and Rights Agreement. The
Company has heretofore made available to Parent and the Purchaser a complete and correct copy of the articles of incorporation and the by-laws or comparable organizational documents, each as amended to the date hereof, of the Company and each of its subsidiaries and has made available a complete and correct copy of the Rights Agreement as amended to the date hereof.

            SECTION 4.03 Capitalization; Subsidiaries. The authorized capital stock of the Company consists of 30,000,000 Common Shares and 10,000,000 shares of Series Preferred Stock, par value $.01 per share (the "Series Preferred Stock") and 60,000 shares of Series A Junior Participating Preferred Stock, par value $.01 per share (the "Junior Preferred Stock", and together with the Series Preferred Stock, the "Preferred Stock"). As of the close of business on March 15, 1996, 11,061,350 Common Shares were issued and outstanding, all of which are entitled to vote on this Agreement, and no Common Shares were held in treasury. As of the close of business on March 15, 1996 there were no shares of Preferred Stock issued and outstanding. The Company has no shares reserved for issuance, except that, as of March 15, 1996, there were 523,600 Common Shares reserved for issuance pursuant to outstanding Options granted under the Stock Plans and 60,000 shares of Series A Junior Participating Preferred Stock reserved for issuance upon exercise of the Rights. As


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of the date hereof, the Company has options to purchase 523,600 Common Shares outstanding issued to persons listed (including exercise price and expiration date) in Section 4.03 of the disclosure schedule delivered to Parent by the Company on the date hereof (the "Company Disclosure Schedule"). Since March 15, 1996, the Company has not issued any shares of capital stock except pursuant to the exercise of Options outstanding as of such date. All the outstanding Common Shares are, and all Common Shares which may be issued pursuant to the exercise of outstanding Options will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and are not subject to, nor were they issued in violation of, any pre-emptive rights. There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) ("Voting Debt") of the Company or any of its subsidiaries issued and outstanding. Except as set forth above or for the Rights and except for the transactions contemplated by this Agreement, there are no existing options, warrants, calls, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company or any of its subsidiaries, obligating the Company or any of its subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any of its subsidiaries or securities convertible into or exchangeable for such shares or equity interests and neither the Company nor any of its subsidiaries is obligated to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment. Except as contemplated by this Agreement or the Rights Agreement and except for the Company's obligations in respect of the Options under the Stock Plans, there are no outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Common Shares or the capital stock of the Company or any of its subsidiaries. Each of the outstanding shares of capital stock of each of the Company's subsidiaries is duly authorized, validly issued, fully paid, and to the extent applicable, nonassessable, and, except as set forth in Section 4.03 of the Company Disclosure Schedule such shares of the Company's subsidiaries as are owned by the Company or by a subsidiary of the Company are owned in each case free and clear of any lien, claim, option, charge, security interest, limitation, encumbrance and restriction of any kind (any of the foregoing being a "Lien"). Set forth in Section 4.03 of the Company Disclosure Schedule is a complete and correct list of each subsidiary (direct or indirect) of the Company and any joint ventures, partnerships or similar arrangements in which the Company has an interest (and the amount and percentage of any such interest). No entity in which the Company owns, directly or indirectly, less than a 50% equity interest is, individually or when taken together with all such other entities, material to the business of the Company and its subsidiaries taken as a whole.

         SECTION 4.04 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized and approved by the Company Board and no other corporate proceedings on the part of the Company are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval of this Agreement by the affirmative vote of the holders of a majority of the then outstanding Common Shares entitled to vote thereon, to the extent required by applicable law). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery of this Agreement by Parent and the Purchaser, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

         SECTION 4.05 No Conflict; Required Filings and Consents.

                  (a) Assuming (i) the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") are made and the waiting periods thereunder have been terminated or have expired, (ii) the requirements of the Exchange Act and any applicable state securities, "blue sky" or takeover law are met, (iii) the filing of the certificates of merger and other appropriate merger documents, if any, as required by the MBCA and the GCL, is made and (iv) approval of this agreement by a majority of the holders of Common Shares, if required by the MBCA, is received, none of the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof will (i) conflict with or violate the Articles of Incorporation or By-Laws of the Company or the comparable organizational documents of any of its subsidiaries, (ii) conflict with or violate any statute, ordinance, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries, or by which any of them or any of their respective properties or assets may be bound or affected, or (iii) result in a violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any material benefit, or the creation of any Lien on any of the property or assets of the Company or any of its subsidiaries (any of the foregoing referred to in clause (ii) or this clause (iii) being a "Violation") pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their respective properties may be bound or affected, except in the case of the foregoing clauses (ii) or (iii) for any such Violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, or would not, individually or in the aggregate, reasonably be expected to prevent or materially delay consummation of the transactions contemplated by this Agreement.

                  (b) None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof will require any consent, waiver, approval, authorization or permit of, or registration or filing with or notification to (any of the foregoing being a "Consent"), any United States or Brazilian government or subdivision thereof, or any United States or Brazilian administrative, governmental or regulatory authority, agency, commission, tribunal or body (a "Governmental Entity"), except for (i) compliance with any applicable requirements of the Exchange Act and any state securities, "blue sky" or takeover law, (ii) the filing of certificates of merger, pursuant to the MBCA and the GCL, (iii) compliance with the HSR Act and any requirements of any foreign or supranational Antitrust Laws (as hereinafter defined), (iv) such filings, authorizations, orders and approvals, as set forth on the Company Disclosure Schedule, required under foreign laws, and (v) Consents the failure of which to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect on the Company or reasonably be expected to prevent or materially delay consummation of the transactions contemplated by this Agreement.

         SECTION 4.06 SEC Reports and Financial Statements.

                  (a) The Company has filed with the SEC all forms, reports, schedules, registration statements and definitive proxy statements required to be filed by the Company with the SEC since May 6, 1994 (as they have been amended since the time of their filing, collectively, the "SEC Reports"). As of their respective dates, the SEC Reports (including but not limited to any financial statements or schedules included or incorporated by reference therein) complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations of the SEC promulgated thereunder applicable, as the case may be, to such SEC Reports, and none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company has heretofore furnished to Parent the latest available drafts of filings to be made with the SEC pursuant to the Exchange Act and the rules and regulation promulgated thereunder in each case which have not been filed with the SEC, including without limitation drafts of the Company's annual report on Form 10-K for fiscal year 1995 and the Company's Annual Report to Shareholders, (collectively, the "Draft Filings"). Except to the extent revised or superseded by a subsequent filing with the SEC made prior to the date hereof, none of the SEC Reports filed by the Company since December 31, 1994 and prior to the date hereof contain any untrue statement of a material fact required to be stated or incorporated by reference therein, or necessary to make the statement made therein, in light of the circumstances under which they were made, not misleading. Each of the Draft Filings will comply when filed as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein, or necessary to make the statement made therein, in light of the circumstances under which they were made, not misleading.

                  (b) The consolidated balance sheets as of December 31, 1995 and 1994 and the consolidated statements of income, common shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995 (including the related notes and schedules thereto) of the Company contained in the draft Form 10-K for the year ended December 31, 1995 present fairly in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries as of the dates or for the periods presented therein and were prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved except as otherwise noted therein, including the related notes.

                  (c) Except as reflected, reserved against or otherwise disclosed in the financial statements of the Company included in the SEC Reports or as otherwise disclosed in the SEC Reports, in each case, filed prior to the date of this Agreement, the Draft Filings or as set forth in Section 4.06(d) of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its subsidiaries have any liabilities or obligations (absolute, accrued, fixed, contingent or otherwise) which would be required to be reflected on a balance sheet or the notes thereto prepared in accordance with GAAP, other than liabilities incurred in the ordinary course of business consistent with past practice since December 31, 1995 which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

                  (d) The Company has heretofore furnished to Parent a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to agreements (including the Rights Agreement), documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act and the rules and regulations promulgated thereunder or the Exchange Act and the rules and regulations promulgated thereunder.

         SECTION 4.07 Environmental Laws and Regulations. Except as disclosed in the SEC Reports, the Company and its subsidiaries are in compliance with all applicable United States federal and state laws and regulations and Brazilian laws and regulations, as in effect on the date hereof, relating to the protection of the environment (collectively, "Environmental Laws"), except for violations of Environmental Laws that, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

         SECTION 4.08 Compliance with Applicable Laws. Except with respect to Environmental Laws which are covered in Section 4.07, the Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities, except for such permits, licenses, variances, exemptions, orders and approvals the failure of which to hold would not have a Material Adverse Effect on the Company (the "Company Permits"). The Company and its subsidiaries are in compliance with the terms of the Company Permits, except for such failures to comply which, individually or in the aggregate, would not have a Material Adverse Effect on the Company. Except with respect to Environmental Laws which are covered in Section 4.07, the business operations of the Company and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

         SECTION 4.09 Change of Control. The transactions contemplated by this Agreement will not constitute a "change of control" under, require the consent from or the giving of notice to a third party pursuant to, or accelerate vesting or repurchase rights under the terms, conditions or provisions of any employment, compensation, termination or severance agreement, or other instrument or obligation of the Company or any of its subsidiaries. The total amounts payable to the executives identified in Section 4.09 of the Company Disclosure Schedule, as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination (excluding any cash-out or acceleration of options and restricted stock but including any "gross-up" payments with respect thereto), based on compensation data applicable as of the date hereof, calculated assuming effective tax rates of 39.6%, will not exceed the amount set forth on such schedule.

         SECTION 4.10 Litigation. Except as disclosed in the SEC Reports filed prior to the date of this Agreement, there is as of the date hereof no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened, against the Company or any of its subsidiaries before any Governmental Entity which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company or would prevent or materially delay the consummation of the transactions contemplated by this Agreement. Except as disclosed in the SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, would have a Material Adverse Effect on the Company or would prevent or materially delay the consummation of the transactions contemplated hereby.

         SECTION 4.11 Information. None of the information supplied by the Company in writing specifically for inclusion or incorporation by reference in
(i) the Offer Documents, (ii) the Proxy Statement or (iii) any other document to be filed with the SEC or any other Governmental Entity in connection with the transactions contemplated by this Agreement (the "Other Filings") will, at the respective times filed with the SEC or other Governmental Entity and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to shareholders, at the time of the Special Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or the Purchaser in writing specifically for inclusion in the Proxy Statement.

         SECTION 4.12 Certain Approvals. Section 780 of Chapter 7A and Chapter 7B of the MBCA are not applicable to the Company and the Company Board has not taken any action which would subject the Company to the requirements of such statutes.

         SECTION 4.13 Employee Benefit Plans. The Company has delivered to Parent true, complete and correct copies of each writing constituting a part of the employee benefit plans of the Company and its subsidiaries, including without limitation the Stock Plans, any employment agreements or any severance agreements, arrangements or plans (such writings to include, as applicable, plan documents, benefit descriptions, benefit schedules, trust agreements, and insurance contracts and other funding vehicles) and, in the case of any unwritten employee benefit plan, a written description thereof (collectively the "Employee Plans"). All Employee Plans that are "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained or contributed to by the Company and its subsidiaries are in compliance with the applicable provisions of ERISA and the Internal Revenue Code of 1986, as amended (the "Code"), except for instances of non-compliance that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company.

         SECTION 4.14 Taxes.

                  (a) The Company and each of its subsidiaries has duly filed all federal, state, local and foreign income

Tax Returns (as hereinafter defined) required to be filed by it, and all other material Tax Returns required to be filed by it except in the case of such other Tax Returns where the failure to so file will not have a Material Adverse Effect on the Company, and has duly paid or caused to be paid all Taxes (as hereinafter defined) shown to be due on such Tax Returns in respect of the periods covered by such returns and has made adequate provision in the Company's financial statements for payment of all material Taxes anticipated to be payable in respect of all taxable periods or portions thereof ending on or before the date hereof. The Company Disclosure Schedule lists the periods through which the Tax Returns required to be filed by the Company have been examined by the Internal Revenue Service (the "IRS"), the Brazilian taxing authority ("Brazilian Taxing Authority") or other appropriate taxing authority, or the period during which any assessments may be made by the IRS, the Brazilian Taxing Authority or other appropriate taxing authority has expired. All material deficiencies and assessments asserted as a result of such examinations or other audits by federal, state, local or foreign taxing authorities have been paid, fully settled or adequately provided for in the Company's financial statements, and no issue or claim has been asserted in writing for any material Taxes by any taxing authority for any prior period, the adverse determination of which would result in a deficiency which would have a Material Adverse Effect on the Company, other than those heretofore paid or provided for in the Company's financial statements. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Return of the Company or any of its subsidiaries. Except as set forth in the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code. Neither the Company nor any of its subsidiaries (i) has been a member of a group filing consolidated returns for federal income tax purposes, or (ii) is a party to a tax sharing or tax indemnity agreement or any other agreement of a similar nature that remains in effect.


                  (b) For purposes of this Agreement, the term "Taxes" means all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, property, sales, transfer, license, payroll, withholding, capital stock and franchise taxes, imposed by the United States or any state, local or foreign government or subdivision or agency thereof, including any interest, penalties or additions thereto. For purposes of this Agreement, the term "Tax Return" means any report, return or other information or document required to be supplied to a taxing authority in connection with Taxes.

         SECTION 4.15 Rights Agreement. The Company has taken all necessary action pursuant to the Rights Agreement to provide that no "Triggering Event" or "Distribution Date" (as such terms are defined in the Rights Agreement) will occur, in each case as a result of the announcement, commencement or consummation of the Amended Offer or Merger, the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

         SECTION 4.16 Brokers. Except for the engagement of First Boston, none of the Company, any of its subsidiaries, or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement. The Company has previously delivered to Parent a copy of the Company's engagement letter with First Boston and the addendum thereto.

         SECTION 4.17 Opinion of Financial Advisor. The Company has received the written opinion of First Boston, its financial advisor, to the effect that, as of March 27, 1996, the consideration to be received in the Amended Offer and the Merger, taken as a whole, by the Company's shareholders is fair to the Company's shareholders from a financial point of view. The Company has previously delivered to Parent a copy of such opinion.

         SECTION 4.18 Absence of Certain Changes. Except as previously disclosed in the SEC Reports or the draft annual report to shareholders included in the Draft Filings or as otherwise disclosed in Section 4.18 of the Company Disclosure Schedule or as otherwise contemplated by this Agreement, since December 31, 1995 (i) there has not been any Material Adverse Effect on the Company (without regard, however, to changes in conditions generally applicable to the industries in which the Company and its subsidiaries are involved or general economic conditions); (ii) the businesses of the Company and each of its subsidiaries have been conducted only in the ordinary course; (iii) neither the Company nor any of its subsidiaries has incurred any material liabilities (direct, contingent or otherwise) or engaged in any material transaction or entered into any material agreement outside the ordinary course of business;
(iv) neither the Company nor any of its subsidiaries has taken any action referred to in Section 6.01 hereof except as permitted thereby; (v) there has not been any material revaluation by the Company of any of its assets, including but not limited to materially writing down the value of inventory or materially writing off notes or accounts receivable other than in the ordinary course of business; (vi) there has not been any declaration, setting aside or payment of any dividends or distributions in respect of the Shares or any redemption, purchase or other acquisition of any of its securities, except the regular quarterly dividend on the Shares at the rate of $.04 per Share; (vii) there has not been any issuance of any shares of capital stock of the Company of any of its subsidiaries (other than in connection with the exercise of Options) or any grant or issuance of any options, calls, warrants, or other rights, agreements, arrangements or commitments of any kind or character relating to the issuance of capital stock of the Company or any of its subsidiaries; (viii) there has not been any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan or agreement or arrangement, or any other increase in the compensation payable or to become payable to any present or former directors, officers or employees of the Company or any of its subsidiaries, except for increases in base compensation in the ordinary course of business, or any employment, consulting or severance agreement or arrangement entered into with any such present or former directors, officers or employees; and (ix) there has been no change by the Company in accounting principles, practices or methods.

         SECTION 4.19 Labor Matters. No work stoppage involving the Company or any of its subsidiaries is pending or threatened which would reasonably be expected to have a Material Adverse effect on the Company. Neither the Company nor any of its subsidiaries is involved in, threatened with or affected by any labor dispute, arbitration, lawsuit or administrative proceeding which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Except as set forth in the SEC Reports, employees of the Company or of any of its subsidiaries are not represented by any labor union or any collective bargaining organization and, to the best knowledge of the Company or its subsidiaries, no labor union is attempting to organize employees of the Company or any of its subsidiaries.

         SECTION 4.20 Vote Required. The affirmative vote of the holders of a majority of the outstanding Common Shares entitled to vote with respect to this Agreement is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                           OF PARENT AND THE PURCHASER

         Parent and the Purchaser represent and warrant to the Company as follows:

         SECTION 5.01 Organization and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of Ohio and each material subsidiary of Parent is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent and each of its material subsidiaries (including the Purchaser) has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing necessary, except where the failure to have such power or authority, or the failure to be so qualified, licensed or in good standing, would not have a Material Adverse Effect on Parent. The term "Material Adverse Effect on Parent", as used in this Agreement, means any change in or effect on the business, assets, financial condition or results of operation of Parent or any of its subsidiaries that would be materially adverse to Parent and its subsidiaries taken as a whole.

         SECTION 5.02 Authority Relative to this Agreement. Each of Parent and the Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and the Purchaser and the consummation by Parent and the Purchaser of the transactions contemplated hereby have been duly and validly authorized and approved by the respective Boards of Directors of Parent and the Purchaser and by Parent as sole stockholder of the Purchaser and no other corporate proceedings on the part of Parent or the Purchaser are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and the Purchaser and, assuming the due and valid authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent and the Purchaser enforceable against each of them in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

         SECTION 5.03 No Conflict; Required Filings and Consents.

                  (a) Assuming (i) the filings required under the HSR Act are made and the waiting periods thereunder have been terminated or have expired,
(ii) the requirements of the Exchange Act and any applicable state securities, "blue sky" or takeover law are met and (iii) the filing of the certificates of merger and other appropriate merger documents, if any, as required by the MBCA and the GCL is made, none of the execution and delivery of this Agreement by Parent or the Purchaser, the consummation by Parent or the Purchaser of the transactions contemplated hereby or compliance by Parent or the Purchaser with any of the provisions hereof will (i) conflict with or violate the organizational documents of Parent or the Purchaser, (ii) conflict with or violate any statute, ordinance, rule, regulation, order, judgment or decree applicable to Parent or the Purchaser or any of their subsidiaries, or by which any of them or any of their respective properties or assets may be bound or affected, or (iii) result in a Violation pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or the Purchaser, or any of their subsidiaries, is a party or by which any of their respective properties or assets may be bound or affected, except in the case of the foregoing clauses
(ii) and (iii) for any such Violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or would not, individually or in the aggregate, reasonably be expected to prevent or materially delay consummation of the transactions contemplated by this Agreement.

                  (b) None of the execution and delivery of this Agreement by Parent and the Purchaser, the consummation by Parent and the Purchaser of the transactions contemplated hereby or compliance by Parent and the Purchaser with any of the provisions hereof will require any Consent of any Governmental Entity, except for (i) compliance with any applicable requirements of the Exchange Act and any state securities

"blue sky" or takeover law, (ii) the filing of certificates of merger pursuant to the MBCA and the GCL, (iii) compliance with the HSR Act and any requirements of any foreign or supranational Antitrust Laws and (iv) Consents the failure of which to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect on Parent or materially adversely affect the ability of Parent or reasonably be expected to prevent or materially delay consummation of the transactions contemplated by this Agreement.

         SECTION 5.04 Information. None of the information supplied or to be supplied by Parent and the Purchaser in writing specifically for inclusion in
(i) the Schedule 14D-9, (ii) the Proxy Statement or (iii) the Other Filings will, at the respective times filed with the SEC or such other Governmental Entity and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to shareholders, at the time of the Special Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         SECTION 5.05 Financing. Parent has and will cause the Purchaser to have available to it the funds necessary to consummate the Amended Offer and the Merger and the transactions contemplated hereby.

                                   ARTICLE VI

                                    COVENANTS

         SECTION 6.01 Conduct of Business of the Company. Except as permitted, required or specifically contemplated by, or otherwise described in, this Agreement or otherwise with the prior written consent of Parent, during the period from the date of this Agreement to the Effective Time, the Company will, and will cause each of its subsidiaries to, conduct its operations only in the ordinary and usual course of business consistent with past practice and will use its reasonable efforts, and will cause each of its subsidiaries to use its reasonable efforts, to preserve intact the business organization of the Company and each of its subsidiaries, to keep available the services of its and their present officers and key employees, and to preserve the good will of those having business relationships with it, including, without limitation, maintaining satisfactory relationships with licensors, suppliers, distributors, customers and others having business relationships with the Company. Without limiting the generality of the foregoing, and except as otherwise expressly permitted, required or specifically contemplated by, or otherwise described in, this Agreement, the Company will not, and will not permit any of its subsidiaries to, prior to the Effective Time, without the prior written consent of Parent:

                  (a) adopt any amendment to its Articles of Incorporation or By-Laws or comparable organizational documents or the Rights Agreement;

                  (b) (i) issue, reissue, pledge or sell, or authorize the issuance, reissuance, pledge or sale of (A) additional shares of capital stock of any class, or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock, other than the issuance of Common Shares (and the related Rights), in accordance with the terms of the instruments governing such issuance on the date hereof, pursuant to the exercise of Options outstanding on the date hereof, or
(B) any other securities in respect of, in lieu of, or in substitution for, Shares outstanding on the date hereof or (ii) make any other changes in its capital structure;

                  (c) declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock other than between any of the Company and any of its wholly owned subsidiaries, except for the regular quarterly dividend on the Common Shares not in excess of $0.04 per Common Share with a record and payment date in accordance with recent practice; provided that such dividend may not be declared if Common Shares are accepted for payment in accordance with the Amended Offer and this Agreement prior to June 1, 1996;

                  (d) split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, or any of its other securities;

                  (e) except for (i) increases in salary, wages and benefits granted to employees of the Company or its subsidiaries (who are not officers) in conjunction with promotions or other changes in job status or normal compensation reviews in the ordinary course of business consistent with past practice, or (ii) increases in salary, wages and benefits to employees of the Company pursuant to collective bargaining agreements entered into in the ordinary course of business consistent with past practice: increase the compensation or fringe benefits payable or to become payable to its directors, officers or employees (whether from the Company or any of its subsidiaries), or pay or award any benefit not required by any existing plan or arrangement to any officer, director or employee (including, without limitation, the granting of stock options, stock appreciation rights, shares of restricted stock or performance units pursuant to the Stock Plans or otherwise), or grant any severance or termination pay to any officer, director or other employee of the Company or any of its subsidiaries (other than as required by existing agreements or policies described in the Company Disclosure Schedule), or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any of its subsidiaries or establish, adopt, enter into, amend or waive any performance or vesting criteria under any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any current or former directors, officers or current or former employees of the Company or its subsidiaries (any of the foregoing being an "Employee Benefit Arrangement"), except, in each case, to the extent required by applicable law or regulation;

                  (f) acquire, sell, lease or dispose of any material assets or securities, or enter into any commitment to do any of the foregoing or enter into any commitment or transaction outside the ordinary course of business other than transactions between a wholly owned subsidiary of the Company and the Company or another wholly owned subsidiary of the Company;


                  (g) (i) incur, assume or pre-pay any long-term debt or incur or assume any short-term debt, except that the Company and its subsidiaries may incur or pre-pay debt in the ordinary course of business in amounts and for purposes consistent with past practice, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business consistent with past practice, or (iii) make any loans, advances or capital contributions to, or investments in, any other person except in the ordinary course of business consistent with past practice and except for loans, advances, capital contributions or investments between any wholly owned subsidiary of the Company and the Company or another wholly owned subsidiary of the Company;

                  (h) other than in the ordinary course of business consistent with past practice, (i) modify, amend or terminate any material contract, (ii) except as required by law, waive, release, relinquish, settle, compromise or assign any material contract (or any of the Company's rights thereunder), right or claim, or (iii) cancel or forgive any indebtedness owed to the Company or any of its subsidiaries except in ordinary course of business consistent with past practice; provided, however, that the Company may not under any circumstance waive or release any of its rights under any written confidentiality agreement (except that provisions limiting control-related activities may be waived if the Company's Board of Directors determines in good faith, upon the advice of its outside counsel, that its fiduciary duties require it to do so) to which it is a party;

                  (i) make any material tax election not required by law or, except as required by law, settle or compromise any material tax liability;

                  (j) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof;

                  (k) enter into any contract or agreement other than in the ordinary course of business that would be material to the Company and its subsidiaries taken as a whole;

                  (l) except as may be required as a result of a change in law or in generally accepted accounting principles, make any change in its methods of accounting; or

                  (m) agree in writing or otherwise to take any of the foregoing actions prohibited under this Section 6.01 or any action which would cause any representation or warranty in this Agreement to be or become untrue or incorrect in any material respect.

         SECTION 6.02 Access to Information; Confidentiality. (a) From the date of this Agreement until the Effective Time, the Company will, and will cause its subsidiaries, and each of their respective officers, directors, employees, counsel, advisors and representatives (collectively, the "Company Representatives") to, give Parent and the Purchaser and their respective officers, employees, counsel, advisors and representatives (collectively, the "Parent Representatives") reasonable access (subject, however, to existing confidentiality and similar non-disclosure obligations and the preservation of attorney client and work product privileges), during normal business hours, to the offices and other facilities and to the books and records of the Company and its subsidiaries and will cause the Company Representatives and the Company's subsidiaries to furnish Parent, the Purchaser and the Parent Representatives to the extent available with such financial and operating data and such other information with respect to the business and operations of the Company and its subsidiaries as Parent and the Purchaser may from time to time reasonably request. The Company shall furnish promptly to Parent and the Purchaser a copy of each report, schedule, registration statement and other document filed by it or its subsidiaries during such period pursuant to the requirements of federal or state securities laws.

         (b) Prior to the Effective Time, Parent and the Purchaser shall not disclose (other than to their respective officers, directors, employees, counsel, advisors and representatives who have been advised of the confidentiality obligations hereunder and who need to have access to the non-public information mentioned below), and shall not permit their respective officers, directors, employees, counsel, advisors and representatives to so disclose, any non-public information obtained from the Company in connection with this Agreement and the transactions contemplated hereby until such time as such information is otherwise publicly available (other than due to disclosure by Parent or the Purchaser in breach of any obligation of confidentiality to the Company or its subsidiaries) or except as otherwise required by applicable law or judicial process. In the event this Agreement is terminated pursuant to
Section 8.01 hereof, Parent and the Purchaser shall, if requested by the Company, return such information to the Company if it is in its original form and destroy all other such information.

         SECTION 6.03 Reasonable Best Efforts.

         (a) Subject to the terms and conditions provided herein, each of the Company, Parent and the Purchaser shall, and the Company shall cause each of its subsidiaries to, cooperate and use their respective reasonable best efforts to take, or cause to be made, all filings necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including but not limited to cooperation in the preparation and filing of the Offer Documents, the Schedule 14D-9, the Proxy Statement, any required filings under the

HSR Act, or other foreign filings and any amendments to any thereof.

         In addition, if at any time prior to the Effective Time any event or circumstance relating to either the Company or Parent or the Purchaser or any of their respective subsidiaries should be discovered by the Company or Parent, as the case may be, which should be set forth in an amendment to the Offer Documents or Schedule 14D-9, the discovering party will promptly inform the other party of such event or circumstance. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, including the execution of additional instruments,the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such necessary action.

         (b) Each of the parties will use its reasonable best efforts to obtain as promptly as practicable all Consents of any Governmental Entity or any other person required in connection with, and waivers of any Violations that may be caused by, the consummation of the transactions contemplated by the Amended Offer and this Agreement.

         SECTION 6.04 Public Announcements. The Company, on the one hand, and Parent and the Purchaser, on the other hand, agree to consult promptly with each other prior to issuing any press release or otherwise making any public statement with respect to the Offer, the Amended Offer, the Merger and the other transactions contemplated hereby, agree to provide to the other party for review a copy of any such press release or statement, and shall not issue any such press release or make any such public statement prior to such consultation and review, unless required by applicable law or any listing agreement with a securities exchange.

         SECTION 6.05 Employee Benefit Arrangements. Parent agrees that the Company will honor and, from and after the Effective Time, Parent will cause the Surviving Corporation to honor, all obligations under Employee Benefit Arrangements to which the Company and/or any of its subsidiaries is presently a party which are listed in Section 6.05 of the Company Disclosure Schedule. Notwithstanding the foregoing, from and after the Effective Time, subject to the remaining provisions of this Section 6.05, the Surviving Corporation shall have the right to amend, modify, alter or terminate any Employee Benefit Arrangements, provided that any such action shall not adversely affect the rights or benefits of any employees or other beneficiaries which shall have arisen thereunder prior to such amendment, modification, alteration or termination, and shall not affect any rights or benefits for which the agreement of the other party or a beneficiary is required as a condition to any such amendment, modification, alteration or termination; and provided, further, that neither Parent nor any subsidiary of Parent (including without limitation the Surviving Corporation) shall at any time take any action to amend, modify, alter or terminate the CAPCO Automotive Products Corporation Directors Unfunded Deferred Fee Plan, as in effect on the date hereof, with respect to any individual who is a participant therein as of the date hereof, without that individual's written consent. Notwithstanding the foregoing, for a period of one year following the Effective Time, Parent shall cause the Surviving Corporation to continue to provide to individuals who are employees of the Company and/or its subsidiaries immediately prior to the Effective Time (each, a "Company Employee" and collectively, the "Company Employees") Fringe Benefits (as hereinafter defined) which are in the aggregate no less favorable than those provided to such employees as of the date hereof; provided that nothing in this sentence shall be deemed to limit or otherwise affect the right of the Surviving Corporation to terminate the employment or change the place of work, responsibilities, status or designation of any Company Employee or group of Company Employees as the Surviving Corporation may determine in the exercise of its business judgment and in compliance with the terms of any applicable employment or retainer agreement to which the Company and/or any of its subsidiaries is presently a party and which is listed in Section 6.05 of the Company Disclosure Schedule, and all applicable laws. For purposes of all Employee Benefit Arrangements (including without limitation plans or programs of Parent, the Surviving Corporation and other affiliates of Parent after the Effective Time), all service with the Company or any of its subsidiaries prior to the Effective Time shall be treated as service with Parent, the Surviving Corporation and other affiliates of Parent for purposes of eligibility and vesting thereunder, and Parent, the Surviving Corporation and the other affiliates of Parent shall cause all such Employee Benefit Arrangements (including without limitation plans or programs of Parent, the Surviving Corporation and the other affiliates of Parent after the Effective Time) in which Company Employees participate for the first time after the Effective Time
(x) to waive any pre-existing condition limitations otherwise applicable after the Effective Time to any Company Employee, and (y) to provide that any expenses incurred by Company Employees (and their dependents) during the calendar year of the Effective Time shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions (and like adjustments or limitations on coverage) under such Employee Benefit Arrangements. "Fringe Benefits" means only the following benefits: the CAPCO Automotive Products Corporation Incentive Compensation Plan for Management and any health, dental, pension, vacation, sick pay, prescription drug, professional membership dues, life insurance, disability, severance, retirement or savings plan, policy, program or arrangement.

         SECTION 6.06 Indemnification.

                  (a) Parent agrees that all rights to indemnification now existing in favor of any director or officer of the Company and its subsidiaries (the "Indemnified Parties") as provided in their respective charters or by-laws shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time. After the Effective Time, Parent agrees to cause the Surviving Corporation to honor all rights to indemnification referred to in the preceding sentence.

                  (b) Parent agrees that the Company, and from and after the Effective Time, the Surviving Corporation shall cause to be maintained in effect for not less than four years (except as provided in the last sentence of this Section 6.06(b)) from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company; provided that the Surviving Corporation may substitute therefor other policies not less advantageous (other than to a de minimis extent) to the beneficiaries of the current policies and provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time; and provided, further, that the Surviving Corporation shall not be required to pay an annual premium in excess of 100% of the last annual premium paid by the Company prior to the date hereof (which the Company represents to be $720,000 for the 12-month period ending May 9, 1996) and if the Surviving Corporation is unable to obtain the insurance required by this Section 6.06(b) it shall obtain the greatest comparable insurance coverage as possible for an annual premium equal to such maximum amount. Notwithstanding the foregoing, at any time on or after the second anniversary of the Effective Time, Parent may, at its election, undertake to provide funds to the Surviving Corporation to the extent necessary so that the Surviving Corporation may self-insure with respect to the level of insurance coverage required under this
Section 6.06(b) in lieu of causing to remain in effect any directors' and officers' liability insurance policy.

                  (c) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right, from and after the purchase of Shares pursuant to the Amended Offer, to assume the defense thereof and Parent shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Parent shall not be liable for any settlement effected without its prior written consent; and provided further that Parent shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

         SECTION 6.07 Notification of Certain Matters. Parent and the Company shall promptly notify each other of (a) the occurrence or non-occurrence of any fact or event which would be reasonably likely (i) to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or (ii) to cause any material covenant, condition or agreement under this Agreement not to be complied with or satisfied in all material respects and (b) any failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; provided, however, that no such notification shall affect the representations or warranties of any party or the conditions to the obligations of any party hereunder. Each of the Company, Parent and the Purchaser shall give prompt notice to the other parties hereof of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

         SECTION 6.08 Rights Agreement. The Company covenants and agrees that it will not (i) redeem the Rights, (ii) amend the Rights Agreement in any material respect or (iii) take any action which would allow any Person (as defined in the Rights Agreement) other than Parent or the Purchaser to acquire beneficial ownership of 20% or more of the Common Shares without causing a Distribution Date or a

Triggering Event (as each term is defined in the Rights Agreement) to occur.

         SECTION 6.09 State Takeover Laws. The Company shall, upon the request of the Purchaser, take all reasonable steps to assist in any challenge by the Purchaser to the validity or applicability to the transactions contemplated by this Agreement, including the Amended Offer and the Merger, of any state takeover law.

         SECTION 6.10 Disposition of Litigation.

                  (a) The parties hereto shall immediately dismiss, without prejudice, with each party bearing its own costs and litigation expenses, all proceedings pending between them and their affiliates (including their respective directors), (collectively, the "Litigation") and each shall thereafter sign and deliver such further papers as may be necessary to effect such dismissals. The Company agrees that it will not settle any litigation currently pending, or commenced after the date hereof, against the Company or any of its directors by any shareholder of the Company relating to the Amended Offer, the Merger or this Agreement, without the prior written consent of Parent.

                  (b) The Company will not voluntarily cooperate with any third party which has sought or may hereafter seek to restrain or prohibit or otherwise oppose the Amended Offer or the Merger and will cooperate with Parent and the Purchaser to resist any such effort to restrain or prohibit or otherwise oppose the Amended Offer or the Merger.

         SECTION 6.11 Proxy Contests. Parent hereby agrees to withdraw and rescind and shall promptly cause to be withdrawn and rescinded (i) the notice by Parent, dated March 13, 1996, pursuant to Section 3.5 of the Company's By-Laws,
(ii) the notice by Cede & Co., dated March 14, 1996, pursuant to Section 3.5 of the Company's By-Laws, and (iii) the Schedule 14A filed with the SEC, in each case, relating to the nomination of the persons named in such notices for election to the Company Board at the Annual Meeting of the Company's Shareholders. The Company shall as soon as possible indefinitely postpone its annual meeting of shareholders currently scheduled for May 14, 1996, and shall take no action unless compelled by legal process to reschedule such annual meeting or to call a special meeting of shareholders of the Company except in accordance with this Agreement, unless and until this Agreement has been terminated in accordance with its terms.

         SECTION 6.12 No Solicitation.

                  (a) The Company, its affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any acquisition or exchange of all or any material portion of the assets of, or any equity interest in, the Company or any of its subsidiaries or any business combination with the Company or any of its subsidiaries. The Company agrees that, prior to the Effective Time, it shall not, and shall not authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate, knowingly encourage or actively facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any merger, liquidation, recapitalization, consolidation or other business combination involving the Company or its subsidiaries or acquisition of any capital stock or any material portion of the assets (except for acquisition of assets in the ordinary course of business consistent with past practice) of the Company or its subsidiaries, or any combination of the foregoing (an "Acquisition Transaction"), or negotiate, explore or otherwise engage in substantive discussions with any person (other than Purchaser, Parent or their respective directors, officers, employees, agents and representatives) with respect to any Acquisition Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement; provided that the Company may furnish information to, and negotiate or otherwise engage in substantive discussions with, any party who delivers a written proposal for an Acquisition Transaction if the Company Board determines in good faith by a majority vote, based upon advice from its outside legal counsel, that failing to take such action would constitute a breach of the fiduciary duties of the Company Board, and such a proposal is more favorable to the Company's shareholders from a financial point of view than the transactions contemplated by this Agreement.

                  (b) From and after the execution of this Agreement, the Company shall promptly advise the Purchaser in reasonable detail of the receipt, directly or indirectly, of any inquiries, discussions, negotiations or proposals relating to an Acquisition Transaction, including without limitation identifying the offeror and the terms of any proposal relating to an Acquisition Transaction. The Company shall promptly advise Parent of any material development relating to such proposal, including the results of any discussions or negotiations with respect thereto.

                                   ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

         SECTION 7.01 Conditions. The respective obligations of Parent, the Purchaser and the Company to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following conditions:

                  (a) Shareholder Approval. The shareholders of the Company shall have duly approved the transactions contemplated by this Agreement, if required by applicable law.

                  (b) Purchase of Common Shares. The Purchaser shall have accepted for payment and paid for Common Shares pursuant to the Amended Offer in accordance with the terms hereof; provided that this condition shall be deemed to have been satisfied with respect to Parent and the Purchaser if the Purchaser fails to accept for payment or pay for Common Shares pursuant to the Amended Offer in violation of the terms of the Amended Offer.

                  (c) Injunctions; Illegality. The consummation of the Merger shall not be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction or any Governmental Entity and there shall not have been any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any Governmental Entity which prevents the consummation of the Merger or has the effect of making the purchase of Common Shares illegal.

                  (d) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or terminated.

                                  ARTICLE VIII

                         TERMINATION; AMENDMENTS; WAIVER

         SECTION 8.01 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the shareholders of the Company (with any termination by Parent also being an effective termination by the Purchaser):

                  (a) by the mutual written consent of Parent and the Company, by action of their respective Boards of Directors;

                  (b) by the Company if (i) the Purchaser fails to commence the Amended Offer as provided in Section 1.01 hereof, (ii) the Purchaser shall not have accepted for payment and paid for Common Shares pursuant to the Amended Offer in accordance with the terms thereof on or before June 30, 1996 (provided that if any Governmental Entity has made a request for additional information under the HSR Act, such date shall be extended to a date which is 30 days after substantial compliance with such request, but in no event later than July 31,
1996) (the latest such date being referred to as the "Outside Date") or (iii) the Purchaser fails to purchase validly tendered Common Shares in violation of the terms of the Amended Offer or this Agreement;

                  (c) by Parent or the Company if the Amended Offer is terminated or withdrawn pursuant to its terms without any Common Shares being purchased thereunder; provided, however, that neither Parent nor the Company may terminate this Agreement pursuant to this Section 8.01(c) if such party shall have materially breached this Agreement or, in the case of Parent, if it or the Purchaser is in material violation of the terms of the Amended Offer;

                  (d) by Parent or the Company if any court or other Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Common Shares pursuant to the Amended Offer or the Merger and such order, decree or ruling or other action shall have become final and nonappealable, provided, that Parent shall, if necessary to prevent the taking of such action, or the enforcement, promulgation, amendment, issuance or application of any statute, rule, regulation, legislation, order or injunction, offer to accept an order to divest such of the Company's or its subsidiaries', as applicable, or Parent's assets and businesses as may be necessary to forestall such injunction or order and to hold separate such assets and business pending such divestiture, but only if the amount of such assets and businesses is not material in relation to the assets or profitability of the Company and its subsidiaries taken as a whole;

                  (e) by the Company if, prior to the purchase of Common Shares pursuant to the Amended Offer in accordance with the terms of this Agreement, the Company Board approves an agreement to effect a proposal made by a third party to acquire all the outstanding Common Shares pursuant to a tender offer or a merger, or purchase all or substantially all of the assets of the Company, on terms which a majority of the members of the Company Board have determined in good faith (i) based upon the advice of a nationally recognized investment banker, to be more favorable to the Company and its shareholders than the transactions contemplated by this Agreement and (ii) based upon the advice from its outside counsel, that failure to approve such proposal and terminate this Agreement would constitute a breach of fiduciary duties of the Company Board under applicable law; provided that the termination described in this Section 8.01(e) shall not be effective unless and until the Company shall have paid to Parent all of the fees and expenses described in Section 8.03(b);

                  (f) by Parent if the Company breaches its covenant in Section 6.08;

                  (g) by the Company prior to the consummation of the Amended Offer, if (i) any of the representations and warranties of Parent or the Purchaser contained in this Agreement were untrue or incorrect in any material respect when made or have since become, and at the time of termination remain, incorrect in any material respect which breach would adversely affect the ability of Parent or the Purchaser to consummate the Amended Offer and the Merger, or (ii) Parent or the Purchaser shall have breached or failed to comply in any material respect with any of their respective obligations under this Agreement, which breach shall not have been cured prior to the earlier of (A) 10 days following notice of such breach and (B) two business days prior to the date on which the Amended Offer expires;

                  (h) by Parent prior to the purchase of Common Shares pursuant to the Amended Offer, if (i) there shall have been a breach of any representation or warranty on the part of the Company contained in this Agreement which would reasonably be expected to have Material Adverse Effect on the Company or which would reasonably be expected to prevent (or materially delay) the consummation of the Amended Offer, (ii) there shall have been a breach of any covenant or agreement on the part of the Company contained in this Agreement which would reasonably be expected to have a Material Adverse Effect on the Company or which would reasonably be expected to prevent (or materially delay) the consummation of the Amended

Offer, which shall not have been cured prior the earlier of (A) 10 days following notice of such breach and (B) two business days prior to the date on which the Amended Offer expires, or (iii) the Company Board shall have withdrawn or modified (including by amendment of the Schedule 14D-9) in a manner adverse to the Purchaser its approval or recommendation of the Amended Offer, this Agreement or the Merger and shall not have reinstated such approval or recommendation within three business days thereof, shall have approved or recommended another offer or transaction, or shall have resolved to effect any of the foregoing;

                  (i) by Parent prior to the purchase of Common Shares pursuant to the Amended Offer if the Minimum Condition (as defined in Annex I) shall not have been satisfied by the expiration date of the Amended Offer and on or prior to such date any of the following shall have occurred: (A) the acquisition of the Company by merger, tender offer or otherwise by any person other than Parent, the Purchaser or any affiliate thereof (a "Third Party"); (B) the acquisition by a Third Party of 20.0% or more of the assets of the Company and its subsidiaries, taken as a whole; (C) the acquisition by a Third Party of beneficial ownership of more than 20.0% of the outstanding Common Shares; (D) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend; or (E) the repurchase by the Company or any of its subsidiaries of 20.0% or more of the outstanding Common Shares at a price in excess of $12.50 per Share; or

                  (j) by Parent prior to the purchase of Shares pursuant to the Amended Offer, if the Minimum Condition shall not have been satisfied by the expiration date of the Amended Offer and on or prior to such date any person (other than Parent or the Purchaser) shall have made a proposal or public announcement or communication to the Company with respect to an Acquisition Transaction.

         SECTION 8.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, other than the provisions of Section 6.02(b), Section 8.02 and Section 8.03, which shall survive any such termination. Nothing contained in this Section 8.02 shall relieve any party from liability for any breach of this Agreement.

         SECTION 8.03 Fees and Expenses.

                  (a) Whether or not the Merger is consummated, except as otherwise specifically provided herein, all costs and expenses incurred in connection with the Amended Offer, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

                  (b) In the event that this Agreement is terminated pursuant to
Section 8.01(e), (f), (h)(iii) or (i), then the Company shall promptly (and in any event within one business day after such termination) reimburse Parent for the expenses of Parent and the Purchaser (including printing fees, filing fees and fees and expenses of its legal and financial advisors) related to the Initial Offer, this Agreement, the transactions contemplated hereby and any related financing (collectively, "Expenses") up to a maximum of $500,000, and pay Parent a termination fee of $5,000,000 (the "Termination Fee").

                  (c) In the event that this Agreement is terminated pursuant to
Section 8.01(j) and within 12 months of the date of termination of this Agreement a transaction constituting an Acquisition Transaction is consummated or the Company or any of its subsidiaries enters into an agreement with respect to, approves or recommends or takes any action to facilitate such a transaction, the Company shall promptly (and in any event within one business day thereafter) reimburse Parent for its Expenses up to a maximum of $500,000 and pay Parent the Termination Fee.

                  (d) The prevailing party in any legal action undertaken to enforce this Agreement or any provision hereof shall be entitled to recover from the other party the costs and expenses (including attorneys' and expert witness fees) incurred in connection with such action.

         SECTION 8.04 Amendment. Subject to Section 1.03(c), this Agreement may be amended by the Company, Parent and the Purchaser at any time before or after any approval of this Agreement by the shareholders of the Company but, after any such approval, no amendment shall be made which decreases the Merger Price or which adversely affects the rights of the Company's shareholders hereunder without the approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

         SECTION 8.05 Extension; Waiver. Subject to Section 1.03(c), at any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other party or in any document, certificate or writing delivered pursuant hereto by any other party or (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX

                                  MISCELLANEOUS

         SECTION 9.01 Non-Survival of Representations and Warranties. The representations and warranties made in this Agreement shall not survive beyond the Effective Time. Notwithstanding the foregoing, the agreements set forth in
Section 3.01, the last sentence of the second paragraph of Section 6.03(a),
Section 6.06 and Section 6.07 shall survive the Effective Time indefinitely (except to the extent a shorter period of time is explicitly specified therein).

         SECTION 9.02 Entire Agreement; Assignment.

                  (a) This Agreement (including the documents and the instruments referred to herein) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

                  (b) Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party (except that Parent may assign its rights and Purchaser may assign its rights, interest and obligations to any affiliate or direct or indirect subsidiary of Parent without the consent of the Company provided that no such assignment shall relieve Parent of any liability for any breach by such assignee. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         SECTION 9.03 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

         SECTION 9.04 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by overnight courier or facsimile to the respective parties as follows:

         If to Parent or the Purchaser:

         Eaton Corporation
         Eaton Center
         1111 Superior Avenue, N.E.
         Cleveland, Ohio  44114
         Attention:  Gerald L. Gherlein, Esq.

         with a copy to:

         Wachtell, Lipton, Rosen & Katz
         51 West 52nd Street
         New York, New York  10019
         Attention:  Daniel A. Neff, Esq.


         If to the Company:

         CAPCO Automotive Products Corporation
         300 S. St. Louis Blvd.
         Suite 202
         South Bend, Indiana  46617
         Attention:  C. E. Cheesbrough

         with a copy to:

         White & Case
         1155 Avenue of the Americas
         New York, New York  10036
         Attention:  William F. Wynne, Jr., Esq.

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above; provided that notice of any change of address shall be effective only upon receipt thereof.

         SECTION 9.05 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         SECTION 9.06 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         SECTION 9.07 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         SECTION 9.08 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except with respect to Sections 1.03(c), 2.09 and 6.06, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         SECTION 9.09 Certain Definitions. As used in this Agreement:

                  (a) the term "affiliate", as applied to any person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise;

                  (b) the term "Person" or "person" shall include individuals, corporations, partnerships, trusts, other entities and groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange
Act); and

                  (c) the term "Subsidiary" or "subsidiaries" means, with respect to Parent, the Company or any other person, any corporation, partnership, joint venture or other legal entity of which Parent, the Company or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, stock or other equity interests the holders of which are generally entitled to more than 50% of the vote for the election of the board of directors or other governing body of such corporation or other legal entity.

         SECTION 9.10 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, provided that this
Section 9.10 shall have no force and effect from and after the termination of this Agreement in accordance with Section 8.01 and the payment by the Company of any Expenses and the Termination Fee in accordance with Section 8.03.

        IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its respective officer thereunto duly authorized, all as of the day and year first above written.

                                           EATON CORPORATION

                                           By: /s/ Stephen R. Hardis
                                               -------------------------------
                                           Name:   Stephen R. Hardis
                                           Title:  Chairman and Chief
                                                   Executive Officer

                                           By: /s/ Gerald L. Gherlein
                                               -------------------------------
                                           Name:   Gerald L. Gherlein
                                           Title:  Executive Vice President
                                                   and General Counsel

                                           EATON ACQUISITION CORPORATION

                                           By: /s/ Earl R. Franklin
                                               -------------------------------
                                           Name:   Earl R. Franklin
                                           Title:  Vice President and
                                                   Secretary

                                           CAPCO AUTOMOTIVE PRODUCTS CORPORATION

                                           By: /s/ F. Edmir Bertolaccini
                                               -------------------------------
                                           Name:   F. Edmir Bertolaccini
                                           Title:  Chairman, CEO & President





                                     - # -

                                                                         Annex I


         Conditions to the Amended Offer. Notwithstanding any other provisions of the Amended Offer, the Purchaser shall not be required to accept for payment or pay for any tendered Common Shares, unless (i) there are validly tendered and not properly withdrawn prior to the expiration date for the Amended Offer (the "Expiration Date") that number of Common Shares which, when aggregated with the 805,000 Common Shares currently beneficially owned by Parent, represent at least a majority of the total number of outstanding Common Shares on a fully diluted basis on the date of purchase (not taking into account the Rights) (the "Minimum Condition") and (ii) any applicable waiting period under the HSR Act or under any applicable foreign statutes or regulations shall have expired or been terminated. Furthermore, notwithstanding any other provisions of the Amended Offer, the Purchaser may, subject to the terms of the Merger Agreement, amend or terminate the Amended Offer or postpone the acceptance for payment of or payment for tendered Common Shares if at any time on or after March 27, 1996 (unless otherwise indicated below) and before the time of payment for any Common Shares, any of the following events (each, an "Event") shall occur:

                          (a) there shall be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, enforced, promulgated, amended, issued or deemed applicable to the Amended Offer, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or Brazilian, other than the routine application of the waiting period provisions of the HSR Act to the Amended Offer or to the Merger, that would reasonably be expected to: (i) make illegal or otherwise prohibit or materially delay consummation of the Amended Offer or the Merger or seek to obtain material damages or make materially more costly the making of the Offer, (ii) prohibit or materially limit the ownership or operation by Parent or the Purchaser of all or any material portion of the business or assets of the Company or any of its subsidiaries taken as a whole or compel Parent or the Purchaser to dispose of or hold separately all or any material portion of the business or assets of Parent or the Purchaser or the Company or any of its subsidiaries taken as a whole, or seek to impose any material limitation on the ability of Parent or the Purchaser to conduct its business or own such assets, (iii) impose material limitations on the ability of Parent or the Purchaser effectively to acquire, hold or exercise full rights of ownership of the shares of Common Shares, including, without limitation, the right to vote any Common Shares acquired or owned by the Purchaser or Parent on all matters properly presented to the Company's shareholders, or
         (iv) require divestiture by Parent or the Purchaser of any Common Shares; provided, that Parent shall, if necessary to prevent the taking of such action, or the enforcement, promulgation, amendment, issuance or application of any statute, rule, regulation, legislation, order or injunction, offer to accept an order to divest such of the Company's or its subsidiaries', as applicable, or Parent's assets and businesses as may be necessary to forestall such injunction or order and to hold separate such assets and business pending such divestiture, but only if the amount of such assets and businesses is not material in relation to the assets or profitability of the Company and its subsidiaries taken as a whole;

                          (b) there shall have occurred any development that has, or would reasonably be expected to have, a material adverse effect on the business, assets, financial condition or results of operations of the Company and its subsidiaries taken as a whole; or

                          (c) (i) it shall have been publicly disclosed or Purchaser shall have otherwise learned that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange Act) of more than 20.0% of the outstanding Common Shares has been acquired by any person (including the Company or any of its subsidiaries or affiliates) or group (as defined in Section 13(d)(3) under the Exchange Act), (ii) the Company Board or any committee thereof shall have withdrawn, or shall have modified or amended in a manner adverse to Parent or the Purchaser, the approval, adoption or recommendation, as the case may be, of the Amended Offer, or the Merger Agreement, or approved or recommended any other takeover proposal or other acquisition of Common Shares other than the Amended Offer and the Merger, (iii) any corporation, partnership, person or other entity or group shall have entered into a definitive agreement or an agreement in principle with the Company with respect to a tender offer or exchange offer for any Common Shares or a merger, consolidation or other business combination with or involving the Company or any of its subsidiaries, or (iv) the Company Board or any committee thereof shall have resolved to do any of the foregoing; or

                          (d) the Company and the Purchaser and Parent shall have reached an agreement that the Amended Offer or the Merger Agreement be terminated, or the Merger Agreement shall have been terminated in accordance with its terms; or

                          (e) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality shall not be true and correct, or any such representations and warranties that are not so qualified shall not be true and correct in any respect which would reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operations of the Company and its subsidiaries taken as a whole, in each case as if such representations and warranties were made at the time of such determination except as to any such representation or warranty which speaks as of a specific date, which must be untrue or incorrect in the foregoing respects as of such specific date; or

                          (f) the Company shall have failed to perform in any material respect or to comply in any material respect with any of its obligations, covenants or agreements under the Merger Agreement; or

                          (g) there shall have occurred, and continued to exist,
         (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange, (ii) any decline of at least 25% in either the Dow Jones Average of Industrial Stocks or the Standard & Poor's 500 Index from the close of business on the last trading day immediately preceding the date of the Merger Agreement,
         (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Brazil and, in the case of Brazil, would reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operations of the Company and its subsidiaries taken as a whole, (iv) a commencement of a war, armed hostilities or other national or international crisis directly or indirectly involving the United States or Brazil and, in the case of Brazil, would reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operations of the Company and its subsidiaries taken as a whole, or (v) in the case of any of the foregoing clauses
         (i) through (iv) existing at the time of the commencement of the Amended Offer, a material acceleration or worsening thereof.

           The foregoing conditions (including those set forth in clauses
(i) and (ii) of the initial paragraph) are for the benefit of Parent and the Purchaser and may be asserted by Parent or the Purchaser regardless of the circumstances giving rise to any such conditions and may be waived by Parent or the Purchaser in whole or in part at any time and from time to time in their reasonable discretion, in each case, subject to the terms of the Merger Agreement. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Purchaser concerning the events described in this Annex I will be final and binding on all parties.

           The Amended Offer may be terminated by Purchaser if the Merger Agreement is terminated pursuant to its terms.

           The capitalized terms used in this Annex I shall have the meanings set forth in the Agreement to which it is annexed, except that the term "Merger Agreement" shall be deemed to refer to the Agreement to which this Annex I is appended.